Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HERLEY INDUSTRIES, INC.

I.

The name of the corporation (the “Corporation”) is Herley Industries, Inc.

II.

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

The aggregate number of shares which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, par value $0.001 per share.

V.

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

VI.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation.

VII.

Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.

VIII.

No person who is or was at any time a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director; provided, however, that, unless and except to the extent otherwise permitted from time to time by applicable law, the provisions of this Article VIII shall not eliminate or limit the liability of a director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission by the director which is not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date this Article VIII becomes effective.  No amendment to or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any act or omission of such director occurring prior to such amendment or repeal.